Exhibit 10.1
ASSET PURCHASE AGREEMENT
by and between Novastor Corporation as Seller and Data Storage Corporation as Purchaser November 10, 2008

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 10, 2008, by and between Data Storage Corporation, a Delaware Corporation (“Purchaser”), and Novastor Corporation., a California corporation (“Seller” or “Novastor”).

WHEREAS, Seller is engaged in the business of developing and marketing data protection and availability software (the “Business”);

WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to purchase and assume from Seller, certain assets and liabilities with respect to the Business on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.1           Sale and Transfer of Assets.  On and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase and acquire from Seller, free and clear of any encumbrances, all of Seller’s right, title, and interest in and to all of the assets of Seller as set forth on Schedule 1.1 attached hereto (“Purchased Assets”) at the Closing in consideration for the payment by Purchaser of the Purchase Price as specified below in Section 1.3.  The Purchased Assets shall not include any of Novastor’s accounts receivable, intellectual property, software or hardware.

1.2 No Assumption of Liabilities.  Other than as set forth in Schedule 1.2, the Purchaser shall in no event assume or be responsible for any liabilities, liens, security interests, claims, obligations or encumbrances of Seller, contingent or otherwise.

1.3 Consideration.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Purchased Assets, Buyer will pay or cause to be paid a purchase price consisting of (i) the sum of One Hundred Seventeen Thousand Eighteen Dollars and Fifty-Six Cents ($117,018.56) in cash at Closing (the “Closing Payment”), (ii) the Assumed Liabilities (as defined in Section 1.2 below), (iii) the Guaranteed Post-Closing Payments (as defined below) and (iv) and the Thirteenth Month Payment (as defined below) (collectively, the “Purchase Price”).

1.3.1 Payment of Purchase Price

(a) Closing Payment.  The Closing Payment will be made by the Purchaser to the Seller at Closing.  The Purchaser will wire funds of One Hundred Thirteen Thousand, Three Hundred Fifty Dollars and Sixty-Three Cents ($113,350.63) to Seller’s bank adjusting Closing Payment for deferred revenues of Twelve Thousand Four Hundred Twenty-Three Dollars and Ninety Cents ($12,423.90) already received by NovaStor plus uncollected accounts receivables aged 90 days or less of Two Thousand Seven Hundred Fifty-Six Dollars and Three Cents ($2,756.03) and hosting, support and management fees during the transition period of Six Thousand Dollars ($6,000.00).

(b) Guaranteed Post-Closing Payment.  For the calendar month of May 2009 up to and including the calendar month of October 2009, monthly payments (each a “Guaranteed Post-Closing Payment” and collectively, the “Guaranteed Post-Closing Payments”) shall be made by the Purchaser to the Seller.  Each Guaranteed Post-Closing Payment shall be equal to Nine Thousand Seven Hundred Fifty-One Dollars and Fifty-Five Cents ($9,751.55).

(c) Thirteenth Month Payment.  Within thirty (30) days after the end of the October 2009 calendar month, a payment (the “Thirteenth Month Payment”) shall be made by the Purchaser to the Seller equal to (a) twenty-four (24) times the GAAP monthly revenue amount related to the Purchased Assets for October 2009, minus (b) the sum of: (i) the Closing Payment; and (ii) each Guaranteed Post-Closing Payment; provided, however, that in no event shall the total of all payments including the Thirteenth Month Payment be either: (A) greater than Two Hundred Ninety-Two Thousand, Five Hundred Forty-Six Dollars and Forty Cents ($292,546.40) which represents 1.25 times the Original Amount (as defined below) , or (B) less than One Hundred Seventy-Five Thousand Five Hundred Twenty-Seven Dollars and Eighty-Four Cents ($175,527.84) which represents 0.75 times the Original Amount.  The “Original Amount” means two (2) times the aggregate GAAP revenue amount related to the Purchased Assets for the twelve (12) calendar months prior to the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article II are correct and complete as of the date hereof:

2.1 Due Incorporation.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  Seller is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of Seller.

2.2 Authority; Enforceability.  This Agreement and any other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by Seller and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and Seller has full corporate power and authority necessary to enter into this Agreement and such other agreements delivered together with this Agreement or in connection herewith and to perform its obligations hereunder and under all other agreements entered into by Seller relating hereto.

2.3 Approvals; Consents.  Seller has, and on the Closing Date will have, the right, power and authority to enter into this Agreement and to sell, transfer and deliver the Purchased Assets and to perform all undertakings and obligations hereunder.  No approval, authorization, consent, order or other action of, or filing with, any third party, including without limitation, any public, governmental, administrative or regulatory authority, agency or body (collectively, “consents”), is required in connection with the execution, delivery and/or performance of this Agreement by Seller or the consummation of the transactions contemplated hereby.

2.4 Liens.  Seller has good and marketable title to  the Purchased Assets and has full power and authority to sell, assign and transfer to Purchaser all of the Purchased Assets free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, or restrictions.

2.5 Taxes.  Seller has filed all federal, state, local, foreign or other tax returns which are required Taxes to be filed by any of them or been approved for an extension of same, and such returns are, to the best knowledge of Seller, true and correct.  There is no material liability for the payment of any federal, state, local, foreign or other taxes whatsoever (including any interest or penalties) with respect to Seller except for which non-compliance would not have a material adverse effect on the Purchased Assets (a “Material Adverse Effect”).

2.6 Applicable Laws.  Seller has complied with all applicable laws, rules and regulations of the City, County, State and federal government as required except for which non-compliance would not have a Material Adverse Effect.

2.7 No Brokers.  No broker, finder or intermediary has been employed by or on behalf of Purchaser in connection with the transactions contemplated hereby, and there is no such person entitled, as a result of Purchaser’s action, to any fee or commission upon the consummation of the transactions contemplated hereby.

2.8 Legal Proceedings.  To the best knowledge of the Seller, there is no (a) legal proceeding pending or threatened, against, involving or affecting the Seller and/or any of its respective assets or rights, including the Purchased Assets; (b) judgment, decree, injunction, rule, or order of any governmental entity applicable to the Seller that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect; (c) legal proceeding pending or threatened, against the Seller that seeks to restrain, enjoin or delay the consummation of this Agreement or any of the other transactions contemplated by this Agreement or that seeks damages in connection therewith; or (d) injunction, of any type. Should this be both ways?

2.9 Licenses; Compliance with Regulatory Requirements.  The Seller holds all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign (collectively, the “Licenses”) required for or which are material to the ownership of the Purchased Assets. The Seller is in compliance with, and has conducted its business so as to comply with, the terms of its respective Licenses and with all applicable laws, rules, regulations, ordinances and codes (domestic or foreign).  Without limiting the generality of the foregoing, the Seller (i) has all Licenses of foreign, state and local governmental entities required for the operation of the facilities being operated on the date hereof by the Seller (the “Permits”), (ii) has duly and currently filed all reports and other information required to be filed with any governmental entity in connection with such Permits and (iii) is not in violation of any of such Permits.

ARTICLE III
PURCHASER'S REPRESENTATIONS

Purchaser hereby represents and warrants to Seller that the statements contained in this Article III are correct and complete as of the date hereof:

3.1 Approvals; Consents.  Purchaser has, and on the Closing Date will have, the right, power and authority to enter into this Agreement and to perform all undertakings and obligations hereunder.  No approval, authorization, consent, order or other action of, or filing with, any third party, including without limitation, any public, governmental, administrative or regulatory authority, agency or body (collectively, “consents”), is required in connection with the execution, delivery and/or performance of this Agreement by Purchaser or the consummation of the transactions contemplated hereby.

3.2 Legal Proceedings.  To the best knowledge of Purchaser, there is no legal proceeding pending or threatened against Purchaser that seeks to restrain, enjoin or delay the consummation of the transactions contemplated in this Agreement.

3.3 Due Incorporation.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.  Purchaser is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of Purchaser or its subsidiaries.

3.4 Authority; Enforceability.  This Agreement, the and any other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by Purchaser and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and Purchaser has full corporate power and authority necessary to enter into this Agreement, the and such other agreements delivered together with this Agreement or in connection herewith and to perform its obligations hereunder and under all other agreements entered into by Purchaser relating hereto.

3.5 No Brokers.  No broker, finder or intermediary has been employed by or on behalf of Purchaser in connection with the transactions contemplated hereby, and there is no such person entitled, as a result of Purchaser’s action, to any fee or commission upon the consummation of the transactions contemplated hereby.

ARTICLE IV
THE CLOSING

4.1 Seller's Obligations at Closing.  At the Closing, which shall occur simultaneously with the execution of this Agreement, Seller shall deliver or cause to be delivered to Purchaser:

4.1.1 Instruments transferring to Purchaser all right, title and interest in and to Purchased Assets, or such other forms as Purchaser may reasonably request.

4.1.2 A Bill of Sale transferring all of the Purchased Assets of Seller being purchased hereunder in a form acceptable to Purchaser and its counsel.

4.1.3 Such other items as may be reasonably necessary for the Closing to occur.

4.2 Cooperation by Seller.  Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Purchaser, and will take any other Seller consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement.

4.3 Purchaser's Obligations at Closing.  Purchaser will deliver the required consideration; and such other items as may be reasonably necessary for the Closing to occur.

4.4 Related Agreements.  Purchaser and Seller shall enter into a (i) Transition Services Agreement between Purchaser and Seller in the form attached hereto as Exhibit A, and (ii) a Strategic Alliance Agreement between the Purchaser and Seller in the form attached hereto as Exhibit B (collectively the “Related Agreements”).

ARTICLE V

POST CLOSING COVENANTS

5.1 Premium Partner Status.  Seller will provide Purchaser with the benefits of Premium Partner Status for a period of two (2) years from the date of Closing.   “Preferred Partner Status” shall have the meaning referred to in the Strategic Alliance Agreement attached hereto as Exhibit B.

ARTICLE VI

GENERAL

6.1 Indemnities.

6.1.1 Seller shall indemnify, defend and hold Purchaser, each of the officers, agents and directors and current shareholders of Purchaser as of the Closing Date, harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, reasonable attorneys' fees (collectively, “Losses”), that it shall incur or suffer, which directly or indirectly arise out of, result from, or relate to any breach, or failure to perform, any of Seller's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement.

The indemnification described herein shall also apply in the event of an assertion against Purchaser, or the Purchased Assets, by any person, entity, government or subdivision thereof, of any claim, demand, penalty, fine, or tax accruing prior to the Closing. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.  The indemnified Losses described herein shall not exceed the amount paid by Purchaser to Seller for the Purchased Assets.

6.1.2 Upon Notice to Seller specifying in reasonable detail the basis therefor.  Purchaser may set off any amount to which it may be entitled under this Article V against amounts otherwise payable under this Agreement.  Neither the exercise nor the failure to exercise such right of setoff shall limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

6.2 Confidentiality.  Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

6.3 Transition.  For a period of three (3) months following Closing, Seller shall cooperate and shall use best efforts to assist Purchaser in the smooth transition of the ownership of the Purchased Assets and in the preservation for Purchaser of the goodwill of Seller’s advertisers, customers, suppliers, and others having business relations with Sellers and related to the Purchased Assets including the use of their web site and back office e-commerce systems until such time that the clients are stable and DSC’s hardware and software are in place and ready to perform the transition.   Further, Novastor will train DSC employees in Level 1 and 2 support in accordance with the Transition Services Agreement attached as Exhibit A and the Strategic Marketing Alliance Agreement attached as Exhibit B.  Novastor makes no representation or warranty with respect to the continued volume of business generated by the Purchased Assets or the number of licenses included in the Preferred Assets that will remain in effect after the Closing.

6.4 Effect of Heading.  The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

6.5 Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6 Schedules.  All schedules referred to herein shall be deemed incorporated by reference in their entirety as though fully set forth at the places to which they are referred.  Unless otherwise stated, all references to schedules are references to schedules to this Agreement.

6.7 Gender.  Wherever appropriate in this Agreement, plural shall be deemed also to refer to the singular, the neuter shall be deemed to refer to the masculine, and vice versa.

6.8 Parties in Interest.  Nothing in this Agreement whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or Seller over or against any party to this Agreement.

6.9 Assignment.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, no party may assign any or all of its rights under this Agreement without the prior written consent of the others.

6.10 Survival. All representations, warrants and covenants contained in this Agreement shall survive the Closing and remain in full force and effect until the third anniversary of the Closing Date.

6.11 Preparation of Agreement.  Each party acknowledges that:  (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion.  Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he or it under any belief or understanding that such legal counsel was representing his or its interests.  Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

6.12 Governing Law; Waiver of Jury Trial.  All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY SELLER, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

6.13 Submission to Jurisdiction.  Any legal action or proceeding with respect to this Agreement must be brought in the courts of the State of New York or the appropriate federal court located in New York and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect to their property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereby irrevocably waive, in connection with any such Seller or proceeding, any objection, including, without limitation, any objection to the venue or based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of any such Seller or proceeding in such respective jurisdictions.

6.14 Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.15 Marketing Support.  In consideration of the purchase price paid Novastor will use best efforts to supply DSC with all client leads derived from Cnet.com/download.com related to the online backup service only.   Further Novastor will permit DSC to use any and all content of their current web site referring to the online backup service, not including source code, as well as utilize the current active web site and back office ecommerce systems for the purposes of the online backup service only, as described in the Transition Services Agreement with the exception that DSC must during the transition period move to their own Merchant Banking Account for process and clearing.  Novastor will also submit to DSC all accounts over the past twelve (12) months listed as bad debt (credit card issues, et.al)

6.16 Expenses.  Each of Seller and Purchaser will bear its own costs and expenses (including, without limitation, fees and expenses of attorneys, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

6.17 Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by facsimile addressed as follows:

If to Seller:

Novastor Corporation
Attn: Mike Andrews
80B West Cochran St.
Simi Valley, CA 93065

If to Purchaser:

Data Storage Corporation
Attn: Charles M. Piluso
875 Merrick Avenue
Westbury, NY 11590
Tel: (212) 564-4922
Fax: (212) 202-7966

with a copy to (which shall not constitute notice):

Anslow & Jaclin, LLP
Attn: Richard I. Anslow, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Tel: (732) 409-1212
Fax: (732) 577-1188

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or faxed.

6.18 Entire Agreement; Modification; Waiver.  This Agreement and the exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

[Signature page follows]

IN WITNESS WHEREOF the parties have duly executed this Asset Purchase Agreement as of the date first written above.

“Seller” NOVASTOR CORPORATION By: Name: Title:

“Purchaser” DATA STORAGE CORPORATION By: Name: Charles M. Piluso Title: President, Chief Executive Officer

SCHEDULE 1.1

PURCHASED ASSETS

All existing end user customers and associated licenses of Novastor’s online backup service licenses as of October 31, 2008 (the “Existing Clients”)

An additional 500 client licenses to ramp up new business opportunities.

NB: Novastor will provide an allowance for 25% additional licenses compared to the number of licenses handed over at the time of Close.  Additional license should only be made available until the date of last payment and any lost licenses from the original purchase, should be re-used before any of the 25% are allocated.

If purchase clients attempt to cancel services and require a price reduction or additional storage, Novastor and DSC will use their best efforts to resolve and hold the client on the service.  This impact of holding the client may cause a reduction in annual contract renewals and overages monthly billing.

SCHEDULE 1.2

ASSUMED LIABILITIES

Obligations to perform under the licenses included in the Purchased Assets.

EXHIBIT A

TRANSITION SERVICES AGREEMENT

To be agreed upon by the Purchaser and Seller within a reasonable time after the Closing.

EXHIBIT B

 STRATEGIC ALLIANCE AGREEMENT

To be agreed upon by the Purchaser and Seller within a reasonable time after the Closing.